Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust Declares Cash Distribution for February 2020

FORT WORTH, Texas, February 18, 2020 – BBVA USA, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest (the “Unit Holders”) of $1,723,194.34 or $0.036971 per Unit, based primarily upon production during the month of December 2019, subject to certain adjustments by the operator of the Trust’s subject interests, Hilcorp San Juan L.P. (“Hilcorp”), for prior months. The distribution is payable March 13, 2020, to Unit Holders of record as of February 28, 2020.

Based upon information provided to the Trust by Hilcorp, gas production for the subject interests totaled 2,469,963 Mcf (2,744,404 MMBtu) for December 2019, as compared to 2,505,179 Mcf (2,783,532 MMBtu) for November 2019. Dividing revenues by production volume yielded an average gas price for December 2019 of $2.08 per Mcf ($1.87 per MMBtu), as compared to an average gas price for November 2019 of $1.71 per Mcf ($1.54 per MMBtu).

Hilcorp has advised the Trust that the December 2019 reporting month included a reduction of $22,072 gross ($16,554 net to the Trust) based on true-ups and adjustments for the December 2017 production month. Hilcorp also reported that for the reporting month of December 2019, revenue included an estimated $165,611 for non-operated revenue. For the month ended December 2019, Hilcorp reported to the Trust capital costs of $30,321, lease operating expenses and property taxes of $2,423,950, and severance taxes of $360,221.

Contact:	San Juan Basin Royalty Trust
BBVA USA, Trustee
2200 Post Oak Blvd., Floor 18
Houston, TX 77056
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Senior Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.